Exhibit 99.1

Interviews/ PRESS – January – July 2015

•	Black Enterprise Magazine- Lisa
•	INC Magazine- Lisa
•	Steve Harvey – Lisa
•	CNBC – Lisa
•	Fox News – Lisa Nichols
•	Essence Magazine- Lisa Nichols
•	KHON- Jen Kem
•	KUSI- Susie Carder KTLA- Susie Carder
•	KGO- Susie Carder
•	Los Angeles Magazine- Susie Carder
•	WBEL Stan Milan Show- Susie Carder
•	WIHS Harford -New Haven- Susie Carder

Marketing:

•	Launched World Class Speaker Alliance Campaigned Added 14,000 leads to our list through the campaign
•	Launched Monetize your Book Nicole Roberts Jones
•	Coaching Certification Training – Sean Smith 22 participants
•	Closed 85% of participants into next program
•	Launched Ambassador Program
•	8 New Modules Wealthy No Matter What
•	Sponsors opportunity for Abundance Now
•	8000 downloads for the IAMMOTIVATED APP 250 converted to paying still testing

Operations:

•	Rebuilt the back end for WSCA
•	Systematized World Class Speaker Alliance Customer fulfillment “The Speaker Service Guide”
•	Execution of a full audit
•	Hired New Legal counsel Robertson & Cole /Mitch Lampert
•	Hired a New Investment Banking Firm- Andrew Garret / Shimon Rapps
•	Hired a New Audit Firm – Anton & Chia, LLC

Motivating The Masses 2121 Palomar Airport Road Suite 300 Carlsbad, Ca 92011 760-931-9400 www.motivatingthemasses.com

Sales:

Elite Coaching Program

MTM Coaches Training Program

Finance:

January – July 2015 vs January – July 2014

Overall Income 30%

Biggest Increases:

Abundance Now Book Deal up 100%

Coaching Division up 246.5%

DVD Sales up 13.8%

Motivating the Teen Spirit 139.4%

Speaking Fees 184%

Training Workshops 8.1%

COG 24.8%

Biggest increases Travel and Event cost/ Our sales at events are up as well

Coaching Commissions are up due to increased sales in coaching division

Expenses Other 41%

Expenses relating to retaining new Securities Counsel, new Auditor and Business Relations have increased as a result of continued growth.

Office expenses increase- rent is raised looking for another location office rent due to increase 150%

Payroll increased 34% shifting from IC to employee’s building a stronger team

New Team Members Since January – July 2015

•	Matt Gil – Customer Fulfillment
•	Drittni Uberit- Project Manager – Marketing
•	Andrew Gottlieb – Facebook Marketing
•	David and Holly Gonzales Affiliate Sales – Marketing
•	Narella Gorman – Sales Associate
•	Carla Rivas- Event Coordinator
•	Motivational Press- New Publishing Division

Motivating The Masses 2121 Palomar Airport Road Suite 300 Carlsbad, Ca 92011 760-931-9400 www.motivatingthemasses.com

Social Media Wins

Twitter:

Total Net Likes: 6,369

Jan 1, 2015 (50,775)

March 31, 2015 (57,144)

Jan-March 2015 Total Impressions:

441,000 impressions

Motivating The Masses 2121 Palomar Airport Road Suite 300 Carlsbad, Ca 92011 760-931-9400 www.motivatingthemasses.com

Motivating The Masses 2121 Palomar Airport Road Suite 300 Carlsbad, Ca 92011 760-931-9400 www.motivatingthemasses.com